SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 1, 2011

LEAP WIRELESS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34865	33-0811062
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5887 Copley Drive
San Diego, California 92111
(Address of Principal Executive Offices)
____________________

(858) 882-6005
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Raymond J. Roman was appointed as executive vice president and chief operating officer of Leap Wireless International, Inc. (the “Company”), effective February 1, 2011.

Prior to joining the Company, Mr. Roman, age 44, served in senior executive positions at Dell Inc. from 2007 to 2011, first as vice president of global service and operations, software and peripherals for the consumer division and then as vice president of sales, operations and service for the mobility division.  Prior to Dell, Mr. Roman served in senior management roles at Motorola, Inc. from 2001 to 2007, including as senior vice president, global sales and operations for mobile devices.  From 1989 to 2001, Mr. Roman served in a number of senior operating and finance roles at companies including Ameritech Corporation and Kraft Foods, Inc.  Mr. Roman received a B.S. in finance from the University of Illinois and an M.B.A. from the University of Chicago.

In connection with his employment, Mr. Roman will receive an annual base salary of $550,000 and a sign-on bonus of $300,000.  Mr. Roman will also have an opportunity to earn an annual performance bonus based on Company and individual performance, with the amount of the bonus targeted at 80% of his annual base salary and with a minimum bonus of $165,000 in 2011. The Company agreed to grant Mr. Roman 75,000 restricted shares of the Company’s common stock and options to purchase 100,000 shares of the Company’s common stock. These equity awards vest over a four year period, with 25% of the restricted shares vesting on each of the second and third anniversaries of the grant date and the remaining 50% vesting on the fourth anniversary thereof, and 25% of the options vesting on each anniversary of the grant date. The Company also agreed to grant Mr. Roman an additional 80,000 restricted shares of the Company’s common stock and options to purchase 20,000 shares of the Company’s common stock, all of which vest in full on the fourth anniversary of the grant date with no interim installment vesting.  Mr. Roman will also receive relocation, travel and housing benefits. The Company and Mr. Roman will enter into the Company’s standard form of severance benefits agreement and director and officer indemnity agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.

Date:	February 1, 2011	By	/s/ Robert J. Irving, Jr.
			Name:	Robert J. Irving, Jr.
			Title:	Senior Vice President and General Counsel